Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

In millions of dollars	September 30, 2024 (Unaudited)	December 31, 2023
Assets
Cash and due from banks (including segregated cash and other deposits)	$25,266	$27,342
Deposits with banks, net of allowance	277,828	233,590
Securities borrowed and purchased under agreements to resell (including $147,955 and $206,059 as of September 30, 2024 and December 31, 2023, respectively, at fair value), net of allowance	285,928	345,700
Brokerage receivables, net of allowance	63,653	53,915
Trading account assets (including $215,744 and $197,156 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	458,072	411,756
Investments:
Available-for-sale debt securities (including $2,579 and $11,868 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	234,444	256,936
Held-to-maturity debt securities, net of allowance (fair value of which is $234,310 and $235,001 as of September 30, 2024 and December 31, 2023, respectively) (includes $76 and $71 pledged to creditors as of September 30, 2024 and December 31, 2023, respectively)	248,274	254,247
Equity securities (including $855 and $766 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	7,953	7,902
Total investments	$490,671	$519,085
Loans:
Consumer (including $302 and $313 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	389,151	389,197
Corporate (including $7,804 and $7,281 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	299,771	300,165
Loans, net of unearned income	$688,922	$689,362
Allowance for credit losses on loans (ACLL)	(18,356)	(18,145)
Total loans, net	$670,566	$671,217
Goodwill	19,691	20,098
Intangible assets (including MSRs of $683 and $691 as of September 30, 2024 and December 31, 2023, respectively)	4,121	4,421
Premises and equipment, net of depreciation and amortization	30,096	28,747
Other assets (including $15,230 and $12,290 as of September 30, 2024 and December 31, 2023, respectively, at fair value), net of allowance	104,771	95,963
Total assets	$2,430,663	$2,411,834
Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries
(Continued)
In millions of dollars, except shares and per share amounts	September 30, 2024 (Unaudited)	December 31, 2023
Liabilities
Deposits (including $4,112 and $2,440 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	$1,309,999	$1,308,681
Securities loaned and sold under agreements to repurchase (including $62,858 and $62,485 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	278,377	278,107
Brokerage payables (including $11,896 and $6,545 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	81,186	63,539
Trading account liabilities	142,534	155,345
Short-term borrowings (including $11,896 and $6,545 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	41,340	37,457
Long term debt (including $117,286 and $116,338 as of September 30, 2024 and December 31, 2023, respectively, at fair value)	299,081	286,619
Other liabilities, plus allowances	68,244	75,835
Total liabilities	$2,220,761	$2,205,583
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million). issued shares: as of September 30, 2024—654,000 and as of December 31, 2023—704,000, at aggregate liquidation value	$16,350	$17,600
Common stock ($0.001 par value; authorized shares: 6 billion). issued shares: as of September 30, 2024—3,099,718,745 and as of December 31, 2023—3,099,691,704	31	31
Additional paid-in capital	108,969	108,955
Retained earrings	204,770	198,905
Treasury stock, at cost: September 30, 2024—1,208,453,942, shares and December 31, 2023—1,196,577,865 shares	(75,840)	(75,238)
Accumulated other comprehensive income (loss) (AOCI)	(45,197)	(44,800)
Total Citigroup stockholders' equity	$209,083	$205,453
Noncontrolling interests	819	798
Total equity	$209,902	$206,251
Total liabilities and equity	$2,430,663	$2,411,834
The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.